Exhibit 5.1

RUTAN & TUCKER, LLP
November 17, 2020

Tattooed Chef, Inc. 6305 Alondra Blvd. Paramount, CA 90723

Re:	Tattooed Chef, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Tattooed Chef, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-1 (Registration No. 333-249890) filed with the Securities and Exchange Commission (the “Commission”) on November 5, 2020, as amended or supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), covering the sale by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), and warrants to purchase shares of Common Stock, consisting of:

●	45,125,329 shares of Common Stock (the “Outstanding Shares”) held by the Selling Securityholders;

●	825,000 shares of Common Stock (the “Advisor Shares”) issuable to principals of our financial advisor pursuant to the Advisor Agreement (as defined below);

●	655,000 shares of Common Stock (the “Private Placement Warrant Shares”) issuable upon the exercise of the Private Placement Warrants (as defined below); and

●	655,000 Private Placement Warrants.

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In addition, the Registration Statement covers the issuance by the Company of up to 20,000,000 shares of Common Stock (together with the Private Placement Warrant Shares, the “Warrant Shares”) issuable upon the exercise of the Public Warrants (as defined below).

For purposes of this opinion letter, the following terms have the meanings specified below:

“Advisor Agreement” means the letter agreement, dated February 13, 2020, between Ittella International, LLC, a California limited liability company, and Harrison Co., as amended on September 29, 2020 and further amended on October 31, 2020.

“Ittella Parent” means Myjojo, Inc., a Delaware corporation.

“Private Placement Warrants” means warrants included in the units issued in a private placement that occurred concurrent with the Company’s initial public offering, with each warrant exercisable for one share of Common Stock at a price of $11.50 per share, in accordance with its terms.

“Public Warrants” means certain warrants included in the units issued in the Company’s initial public offering, with each warrant exercisable for one share of Common Stock at a price of $11.50 per share, in accordance with its terms.

“Sponsor” means Forum Investors II, LLC.

“Warrant Agreement” means the Warrant Agreement, dated August 2, 2018, by and between the Company and Continental Stock Transfer & Trust Company, in its capacity as warrant agent for the Company.

“Warrants” means, collectively, the Private Placement Warrants and the Public Warrants.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies of: (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company; (iii) the Amended and Restated Bylaws of the Company; (iv) resolutions adopted by the board of directors of the Company; (v) the Warrant Agreement; and (vi) such other documents, records, and matters of law as we have deemed relevant or necessary for purposes of this opinion letter.

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We have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; and the accuracy, completeness, and authenticity of certificates of public officials. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware and, as to the Private Placement Warrants constituting valid and binding obligations, the laws of the State of New York. We express no opinion to the extent that the laws of any other jurisdiction are applicable to the subject matter of this opinion letter and no opinion as to compliance with any federal or state securities law, rule, or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1. The Outstanding Shares have been validly issued and are fully paid and non-assessable.

2. The Advisor Shares, when delivered in accordance with the terms and conditions of the Advisor Agreement, will be validly issued, fully paid, and non-assessable.

3. The Warrant Shares, when issued and paid for in accordance with the terms of their respective Warrants, will be validly issued, fully paid, and non-assessable.

4. The Private Placement Warrants constitute valid and binding obligations of the Company.

The opinions above are expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

With regard to our opinion concerning the Private Placement Warrants constituting valid and binding obligations of the Company:

(i) Our opinion is subject to, and may be limited by, (a) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, debtor and creditor, and similar laws that relate to or affect creditors’ rights generally, and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing) regardless of whether considered in a proceeding in equity or at law.

(ii) Our opinion is subject to the qualification that the availability of specific performance, an injunction, or other equitable remedies is subject to the discretion of the court before which the request is brought.

(iii) We express no opinion as to any provision of the Private Placement Warrants that: (a) provides for liquidated damages, buy-in damages, monetary penalties, prepayment or make-whole payments, or other economic remedies, to the extent any such provisions may constitute unlawful penalties, (b) relates to advance waivers of claims, defenses, rights granted by law, notice, opportunity for hearing, evidentiary requirements, statutes of limitations, trial by jury, or procedural rights, (c) restricts non-written modifications and waivers, (d) provides for the payment of legal and other professional fees where such payment is contrary to law or public policy, (e) relates to exclusivity, election, or accumulation of rights or remedies, (f) authorizes or validates conclusive or discretionary determinations, or (g) provides that provisions of the Private Placement Warrants are severable to the extent any part thereof is determined to be invalid and unenforceable.

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(iv) We express no opinion as to whether a court would give effect to the choice of New York law or jurisdiction provided for in the Private Placement Warrants.

We express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company, and/or adjustments to outstanding securities of the Company, may cause the Private Placement Warrants to be exercisable for more shares of Common Stock than the number that remain authorized but unissued or committed to be issued.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Rutan & Tucker, LLP